UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

MEMRY CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	1-15971 (Commission File Number)	06-1084424 (IRS Employer Identification No.)

3 Berkshire Blvd., Bethel, Connecticut 06801 (Address of principal executive offices, including zip code) (203) 739-1100 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d)    Amended and Restated Employment Agreements

On September 10, 2007, Memry Corporation (the “Company”) entered into amended and restated employment agreements with each of (i) Robert P. Belcher, its Chief Executive Officer, (ii) Dean J. Tulumaris, its President and Chief Operating Officer, (iii) Richard F. Sowerby, its Chief Financial Officer and Treasurer, and (iv) Marcy F. Macdonald, its Vice President, Human Resources and Secretary. Each of these agreements amended and restated existing employment agreements between the Company and the individuals for the purpose of compliance with Section 409A of the Internal Revenue Code (the “Code”) and with respect to certain other matters described below.

Specifically, the amendments remove the one year term of employment and annual renewal feature from each agreement together with the related severance payments upon failure to renew the agreement. Termination of the employment agreements at any time is now governed by the severance provisions provided in the agreements. In addition, the six months of salary payments due upon termination of the respective executives due to disability is now payable in a lump sum, rather than over a six month period, if such termination takes place after January 1, 2008. The amendments also make certain technical changes to comply with Code Section 409A that do not alter the scope of payments under the respective agreements.

In addition to the aforementioned revisions, Mr. Sowerby’s amended and restated employment agreement also increased his automobile allowance from $4,200 per year to $6,000 per year and increased his severance in the event of a change in control from (A) a lump-sum payment equal to the sum of (i) 50% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs to (B) the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 75% of the bonus otherwise payable for the fiscal year during which termination occurs.

In addition to the aforementioned revisions, Ms. Macdonald’s amended and restated employment agreement also set her annual option grant amount at 40,000 shares and increased her severance in the event of certain circumstances related to a change in control from (A) a lump-sum payment equal to the sum of (i) 50% of her annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the bonus otherwise payable for the fiscal year during which termination occurs to (B) the sum of (i) 100% of her annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 75% of the bonus otherwise payable for the fiscal year during which termination occurs. In addition, the amended and restated employment agreement increased Ms. Macdonald’s annual bonus target from 35% of base salary to 45% of base salary.

The foregoing descriptions of the amended and restated employment agreements do not purport to be complete and are qualified in their entirety by reference to the amended and restated employment agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto, respectively, and incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibits are filed as part of this report:

10.1	Amended and Restated Employment Agreement dated September 10, 2007 between Memry Corporation and Robert P. Belcher
10.2	Amended and Restated Employment Agreement dated September 10, 2007 between Memry Corporation and Dean J. Tulumaris
10.3	Amended and Restated Employment Agreement dated September 10, 2007 between Memry Corporation and Richard F. Sowerby
10.4	Amended and Restated Employment Agreement dated September 10, 2007 between Memry Corporation and Marcy F. Macdonald

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: September 14, 2007	By:	/s/ Richard F. Sowerby Richard F. Sowerby
Chief Financial Officer and Treasurer